Exhibit 10.6

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of October 30, 2015 (the “Effective Date”) by and among GOLDEN EGG, LLC, a California limited liability company (“Lessor”), and MEDISCAN DIAGNOSTIC SERVICES a California Inc,  (“MDX”) MEDISCAN NURSING STAFFING, a California Inc, (“MNS”) MEDISCAN, a California Inc, (“MTI”),  (all MDX, MNS, MTI d/b/a Mediscan Staffing Services), DIRECTED SOLUTIONS, a California Inc,  (“DES”), and DIRECT ED SPECIALIZED SERVICES, a California Inc, (“DED”; MNS, MIT, DES and DED are collectively referred to herein as “Lessee”).

Recitals

This First Amendment is made with respect to the following facts:

A.   Lessor and Lessee are parties to an AIR Commercial Real Estate Association Standard Industrial/Commercial Single-Lessee Lease – Net dated as of August 4, 2015 for certain Premises located at 21050 Califa Street, Woodland Hills, California (the “Lease”).

B.   Lessor and Lessee wish to amend the Lease to reflect certain changes agreed to by the parties in connection with a corporate transaction as more specifically set forth in the agreement referenced in Schedule 1 hereto (the “Agreement”).

Amendment

In consideration of the mutual promises and agreements set forth below, the parties agree as follows:

1.   Defined Terms.  All capitalized terms used but not defined in this First Amendment will have the meanings set forth for such terms in the Lease.  All terms that are defined in this First Amendment and used in any provisions that are added to the Lease pursuant to this First Amendment will have the meanings set forth for such terms in this First Amendment.

2.   Term; Extension Options.  Notwithstanding anything to the contrary set forth in the Lease (including without limitation, the provisions of Paragraph 1.3 thereof), the term of the Lease (“Initial Term”) shall be three (3) years, ending August 31, 2018.  If no Breach shall then have occurred and shall be continuing, Lessee shall have the option to extend the term of this Lease (the Initial Term and any such extension thereof properly exercised shall be referred to herein as the “Term”) for one year until August 31, 2019, provided that notice of such exercise shall have been given no later than January 31, 2018.  If such first one-year extension shall have been exercised, and if no Breach shall then have occurred and shall be continuing, Lessee shall have a second option to extend the Term for an additional year, until August 31, 2020, provided that notice of such extension shall have been given no later than January 31, 2020.

3.   Base Rent.  Notwithstanding anything to the contrary set forth in the Lease (including, without limitation, the amounts payable in respect thereof as set forth in Paragraph 1.5 thereof, which amounts are superseded and replaced by the following), the Base Rent payable under the Lease shall be as follows:

Rental Period	Base Rent (per month)
Effective Date through August 31, 2016	$32,302.00
September 1, 2016 through August 31, 2017	$33,271.06
September 1, 2017 through August 31, 2018	$34,269.19

In addition, if the Term is extended by Lessee:
September 1, 2018 through August 31, 2019	$35,297.27
September 1, 2019 through August 31, 2020	$36,356.19

If the Effective Date is other than the first day of a calendar month, pro-rations, if any, of prepaid Base Rent under the Agreement shall be calculated using Base Rent set forth in this Section 2.

4.   Additional Rent.  Notwithstanding anything to the contrary set forth in the Lease (including, without limitation, the provisions of Paragraphs 4.3, 8.3 and 10.2 thereof), the parties agree that from and after the Effective Date, it shall be the obligation of Lessor, and not Lessee, (i) to pay owner’s association or condominium fees levied against the Premises, and no portions thereof shall be charged to Lessee, (ii) to pay for and maintain any and all property insurance required by Section 8.3, including loss of rents and any retentions and/or deductibles (and Lessee shall have no obligations in respect thereof), and (iii) to pay all Real Property Taxes (and Lessee shall have no obligations in respect thereof).  In addition, from and after the Effective Date, the provisions of Section 8.9 shall be deleted and of no further force and effect.

5.   Security Deposit.  Paragraph 1.6(b) of the Lease is hereby revised to read “zero” and Paragraph 5 of the Lease is hereby deleted.  The parties agree that there shall be no requirement for a Security Deposit under the Lease (and any references therein to a Security Deposit are hereby deleted).

6.   Condition of Premises.  Notwithstanding anything to the contrary set forth in the Lease, the warranties of Lessor set forth in Paragraph 2.2 (including, inter alia, Lessor’s warranty (i) that the existing electrical, plumbing, fire sprinkler, lighting, HVAC, loading doors, sump pumps, and other elements in the Premises are in good operating condition, (ii) that the structural elements of the roof, bearing walls and foundation of the Building are free of material defects, and (iii) that the Premises do not contain hazardous levels of mold or fungi), and Paragraph 2.3 (including, inter alia, Lessor’s warranty that the Premises comply with Applicable Requirements) shall be remade and effective for all purposes as of the Effective Date.  Accordingly, any limitations on the time period for Lessee to provide Lessor with notice of any defects or breach of such warranties (and the corresponding obligations of Lessor to correct same) shall be measured from the Effective Date.

7.   Repair and Maintenance.  Paragraph 7.1(d) is hereby deleted.  Paragraphs 7.1(a) and 7.2 of the Lease are hereby revised and replaced with the following:

7.1           Lessee’s Obligations.

(a)           In General.  Subject to the provisions of Paragraph 2.2 (Condition), 2.3 (Compliance), 6.3 (Lessee’s Compliance with Applicable Requirements), 7.2 (Lessor’s Obligations), 9 (Damage and Destruction) and 14 (Condemnation), Lessee shall, at Lessee’s sole expense, keep the Premises, Utility Installations and Alterations in good order, condition and repair (whether or not the need for such repairs occurs as a result of Lessee’s use, the elements of the age of the affected Premises) including, but not limited to, all equipment or facilities, such as plumbing, HVAC equipment, electrical, lighting facilities, boilers, pressure vessels, fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass and skylights, but exluding any items which are the responsibility of Lessor under Paragraph 7.2.  Lessee, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contracts required by Paragraph 7.1(b) below and the taking of such other steps as may be reasonably required, short of replacement, to keep such Premises and improvements in good order, condition and state of repair; provided, that Lessee shall be responsible for the replacement of windows, doors and plate glass needing replacement during the Term.

7.2           Lessor’s Obligations.

(a)           In General.  Subject to the provisions of Paragraph 2.2 (Condition), 2.3 (Compliance), 6.3 (Lessee’s Compliance with Applicable Requirements), 7.2 (Lessor’s Obligations), 9 (Damage and Destruction) and 14 (Condemnation), Lessor shall, at its sole expense, keep in good order and repair the foundations, exterior walls, structural condition of the interior bearing walls, exterior roof, fire sprinkler system, life safety systems, parking lots, roll-up doors and walkways.  In addition, if any plumbing, HVAC equipment, boilers, pressure vessels and electrical systems need replacement (other than light-bulbs and minor replacements which cost than [$1,000.00]), Lessor shall be responsible for such replacements; provided, however, that Lessor shall have no obligation or liability for any such repair, maintenance or replacement (and all such obligation and liability for such repair, maintenance or replacement shall be borne by Lessee) to the extent that such repair or replacement is attributable to: (i) Alterations made by Lessee after the Effective Date, (ii) Lessee’s misuse of, or failure to properly maintain, the Premises in accordance with Paragraph 7.1(a) after to the Effective Date, or (iii) the acts or omissions of Lessee from and after the Effective Date, not including acts and omissions merely constituting ordinary wear and tear.  Lessor shall not be obligated to paint the exterior or interior surfaces of exterior walls nor shall Lessor be obligated to maintain, repair or replace windows, door or plate glass of the Premises.

(b)           Failure to Perform.  If Lessor fails to perform Lessor’s obligations under Paragraph 7.2(a) above, Lessee may, after 10 days’ prior written notice to Lessor (except in the case of emergency, in which case no such notice shall be required), perform such obligations on Lessor’s behalf, and Lessee shall be entitle to reimbursement in an amount equal to 115% of the cost thereof.

8.   Removal.  Notwithstanding anything to the contrary set forth in the Lease, Lessee shall have no obligation to remove any Lessee Owned Alterations or Utility Installations which are in place on the Effective Date.  In addition, the obligations of Lessee with respect to removal of Hazardous Substances brought onto the Premises by or for Lessee shall only apply to the extent first introduced to, or brought onto, the Premises after the Effective Date.

9.   Utilities and Services.  The parties acknowledge and agree that Lessee shall be responsible for the amount billed by the applicable provider thereof for all utilities, as provided Paragraph 11, as well as the costs of janitorial services and carpet cleaning.  While Lessee shall pay for the cost for landscaping maintenance and the costs incurred to clean the parking lot, any repairs or replacements to same shall be the responsibility of Lessor.

10.   Assignment and Sublet Rights.  Notwithstanding anything to the contrary set forth in the Lease, including Paragraph 12 thereof:

(a)  Lessor’s consent under Paragraph 12(a) to an assignment or subletting requested by Lessee shall not be unreasonably withheld, conditioned or delayed.

(b)  An assignment or subletting to, or use or occupancy of, all or a portion of the Premises by, (a) an affiliate of Lessee or Lessee’s parent (an entity which directly or indirectly, through one or more intermediaries, is controlled by, controls or is under common control, as such term is defined in California General Corporations Code (“CGCC”) Sections 160 and 5045, with, Lessee); (b) an entity which merges with or acquires or is acquired by, Lessee or a parent of Lessee, or a subsidiary, of Lessee’s parent or Affiliate, or (c) a transferee of all, substantially all, or a significant portion of the assets of Lessee, may occur freely without restriction and without any need for any consents or approval by Lessor.

11.   Notice of Defaults.  The notice period set forth in Paragraph 13.1(b) of the Lease with respect to the non-payment of Rent is hereby revised to be ten (10) days (rather than 3 business days).

12.   Late Charge.  The third sentence of Paragraph 13.4 of the Lease is hereby revised to read as follows:  “Accordingly, if any Rent shall not be received by Lessor within 10 days after the such amount shall be due, then, without any requirement for notice to Lessee, Lessee shall be obligated to pay Lessor a late charge equal to three percent (3%) of such overdue amount.”

13.   Assumption by Successor to Lessor.  The penultimate sentence of Paragraph 17 is revised to read as follows:  “Upon such transfer or assignment, as aforesaid, and subject to the written assumption of the obligations of Lessor under this Lease by the transferee or assignee, the prior Lessor shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Lessor.”

14.   Lessor Estoppel.

(a)  The Lease attached hereto as Exhibit A constitutes a true, correct, and complete copy of the Lease.

(b)  The Lease is in full force and effect and has not been modified, supplemented, or amended in any way (except as amended by this First Amendment) and the Lease represents the entire agreement between the parties as to the Premises or any portion thereof.

(c)  There presently exists no default under the Lease by Lessor or Lessee.  No event has occurred that, with or without the giving of notice or with the passage of time, or both, would constitute a default under the Lease by Lessor or Lessee.  Lessor has not given Lessee notice of any default under the Lease that has not been cured.  To Lessor’s knowledge, there exists no defense to enforcement of the Lease by Lessee, and there are no offsets or credits on the part of Lessor against Lessee under the Lease.

(d)  Lessor has not mortgaged, assigned, transferred, encumbered or conveyed its fee interest in the Project, other than the granting of a leasehold estate to Lessee pursuant to the Lease.

15.   Miscellaneous.

(a)  If any of the terms, covenants and provisions of the Lease are inconsistent in any respects with the terms, covenants and provisions of this First Amendment, the terms, covenants and provisions of this First Amendment shall control.

(b)  As amended hereby, the Lease remains in full force and effect.

(c)  This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and same amendment.

IN WITNESS WHEREOF, the parties have executed this First Amendment on the dates set forth below opposite their respective signatures, but as of the date first set forth above.

LESSOR:

GOLDEN EGG, LLC, a California limited liability company

Date:	November 2, 2015	By:	/s/ Val Serebryany
Val Serebryany

LESSEE:

Date:	October 30, 2015	/s/ William J. Grubbs

as an authorized officer with the authority to sign for and bind each of MEDISCAN DIAGNOSTIC SERVICES, INC., (“MDX”) MEDISCAN NURSING STAFFING, INC. (“MNS”) MEDISCAN, INC., (“MTI”), (all MDX, MNS, MTI d/b/a Mediscan Staffing Services), DIRECTED SOLUTIONS, INC a (“DES”), and DIRECT ED SPECIALIZED SERVICES, INC. (“DED”; MNS, MIT, DESS)